Exhibit 10.1
SEPARATION AGREEMENT
          THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into effective as of August 3, 2011 (the “Effective Date”), by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”) and Ernie L. Danner (the “Executive”).
W I T N E S S E T H:
          WHEREAS, the Executive is employed as the President and Chief Executive Officer of the Company and serves as a member of the Board of Directors of the Company (the “Board”); and
          WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and all Company affiliates and resignation from the Board; and
          WHEREAS, the Company has agreed to pay the Executive certain severance benefits in exchange for the Executive’s promises and covenants contained herein;
          NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Termination. Effective as of October 31, 2011 or such other (i) earlier date after the Effective Date as determined by the Board, in its sole discretion, but in no event prior to October 10, 2011, or (ii) later date mutually agreed to by the Board and the Executive, but in no event later than December 31, 2011 (as applicable, the “Separation Date”), the Executive will terminate his employment with the Company as President and Chief Executive Officer and resign as a member of the Board, and will no longer be an employee of the Company and will terminate from all other positions he holds with or at the direction of the Company, whether as an officer, director, manager, committee member or otherwise, including, but not limited to, his officer and board position with Exterran GP LLC.
     2. Transition Period. Starting on the Effective Date and ending on the Separation Date (the “Transition Period”), except as otherwise provided in this Section 2, the Executive will continue to be employed as the President and Chief Executive Officer of the Company and will continue to serve as a member of the Board. The foregoing notwithstanding, prior to October 10, 2011, the Board may, in its sole discretion, reassign the Executive to another position in the Company (in which case he will be longer be the President and Chief Executive Officer as of such reassignment date). In such an event, the parties agree that the Separation Date will be October 10, 2011.
     (a) Duties and Responsibilities. During the Transition Period, the Executive’s duties and responsibilities shall be consistent with the Executive’s current (or reassigned) positions and authorities. The Executive shall undertake to perform the Executive’s duties and responsibilities for the Company in good faith, on a full-time basis and to the best of his abilities.
     (b) Compensation and Other Benefits Generally. During the Transition Period, the Executive’s annual base salary shall be no less than the annual base salary the Executive receives immediately prior to the Effective Date, and the Executive’s benefits and perquisites shall be the same as those he and his eligible dependents were receiving immediately prior to the Effective Date. The Executive’s compensation shall be payable pursuant to the Company’s normal payroll practices for its executives, and shall be subject to withholding for federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, all as consistent with current practices.
     (c) Employee Benefit Plans and Vacation. During the Transition Period, the Executive shall be eligible to continue to participate in the employee benefit plans, programs and policies maintained by the Company to which the Executive was eligible immediately prior to the Effective Date. The Executive shall be entitled to use his accrued vacation time during the Transition Period.
     3. Severance and Other Entitlements. In consideration for the Executive’s execution of this Agreement, including the provisions in Section 4 of this Agreement, and subject to the execution of the Waiver and Release attached hereto as Attachment A (the “Waiver”), without revocation (as described in Section 3(e) below), the Company and the Executive agree as follows:
     (a) Accrued Obligations. The Company shall pay to the Executive his base salary earned, but unpaid, and earned but unused vacation days and any unreimbursed business expenses, as of the Separation Date (“Accrued Obligations”), in accordance with its normal payroll practice, but in no event later than 30 days following the Separation Date.
     (b) Severance Payment. The Company shall pay the Executive a lump sum amount of $1,225,000 (“Severance Payment”) on the 45th day after the Separation Date, subject to the Waiver requirement described in Section 3(e) below. The parties agree that 90% of the Severance Payment shall be consideration for the restrictive covenants set forth in Section 4 of this Agreement (the “Restrictive Covenant Consideration”).
     (c) Equity. The Executive’s (i) restricted stock and 2010 performance shares granted under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (“2007 SIP”) and (ii) as previously approved by the Compensation Committee of the Board of Directors of Exterran GP LLC, phantom units granted under the Exterran Partners, L.P. Long-Term Incentive Plan, will be fully vested as of the Separation Date and paid or delivered in accordance with the terms of the applicable award agreements. A list of the Executive’s outstanding equity awards is attached hereto as Schedule I.
     (d) Medical Benefits. During the period commencing on the Separation Date and ending on the earlier of (i) the fifth (5th) anniversary of the Separation Date or (ii) the date the Executive and his eligible dependents are eligible for coverage under a comparable medical plan of a subsequent employer of the Executive, the Executive and his eligible dependents will be eligible to continue to be covered under the Company’s medical plan as in effect during such period, subject to the Executive’s timely payment of the plan premiums, at the active employee rates as in effect from time to time during such period, and will continue to be covered under the Medical Expense Reimbursement Plan (“MERP”). The foregoing notwithstanding, the Company may amend, modify or terminate either plan, without the consent of the Executive. The parties further agree that any such action by the Company (including the termination of the MERP) will not be a breach of this Agreement by the Company nor will it entitle the Executive to any payment or replacement benefits. The Executive acknowledges that the portion of the premiums paid by the Company (or an affiliate of the Company) is taxable income to the Executive and the Company (or an affiliate) will report such portion of the premiums as imputed income to the Executive on the applicable IRS tax reporting forms.
     (e) Waiver. The foregoing to the contrary notwithstanding, the Executive’s entitlement to the payment and benefits described in this Section 3, other than the Accrued Obligations provided in Section 3(a) and the payments and entitlements described in Section 3(f) hereof (solely for purposes of this Section 3(e), the “Excluded Payments”), are subject to, and contingent upon the Executive’s binding execution, without revocation during the seven-day revocation period following execution, of the Waiver within 30 days of the Separation Date (but not before the Separation Date). The parties hereto acknowledge that the consideration to be provided under this Section 3 includes, in part, consideration for the Waiver. The Company’s obligation to make any payments otherwise due under this Section 3, other than the Excluded Payments, shall cease in the event the Executive fails to execute the Waiver within the time period set forth herein, and thus the Executive shall not be entitled to any of the payments and entitlements provided in this Section 3 other than the Excluded Payments. No payments shall be made until the expiration of the seven-day revocation period following the Executive’s execution of the Waiver (the “Waiver Effective Date”). Regardless of whether the Executive executes the Waiver, the Executive is entitled to elect COBRA coverage under the Company’s group health plan continuation coverage for himself and his covered dependents, subject to Executive’s payment of the full COBRA cost and without any reimbursement by the Company or any portion of that cost.
     (f) Other Benefits. Nothing herein shall be deemed to affect the Executive’s rights to any accrued and/or vested benefits as of the Separation Date, including, without limitation, pursuant to any deferred compensation plan or program, the Company’s Employee Stock Purchase Plan or the Company’s 401(k) plan, in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefits, and the Company confirms that any matching Company contributions under the Company’s 401(k) and the deferred compensation plan made on behalf to the Executive are fully vested. The Executive’s deferred compensation balance as of August 1, 2011, and the payment date are set forth on Schedule II attached hereto.
     4. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement and, in exchange for the Restrictive Covenant Consideration and any additional equity benefits provided in Section 3(c) hereof to the Executive, the Executive agrees to the provisions of Section 4. For purposes of this Section 4, the term “Company” means the Company, any affiliate or subsidiary of the Company.

     (a) Confidentiality. The Executive recognizes and acknowledges that during the course of the Transition Period and during his employment with the Company and as a result of the position of trust he has held with the Company he has obtained private or confidential information and proprietary data relating to the Company including, without limitation, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Executive, individually or in conjunction with others, during his employment with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or suppliers or their respective requirements, the identity of key contacts within customers’ or suppliers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) and other data which are valuable assets and property rights of the Company. All of such private or confidential information and proprietary data is referred to herein as “Confidential Information;” provided, however, that Confidential Information will not include any information known generally to the public or within the relevant trade or industry (other than as a result of unauthorized disclosure by the Executive). The Executive agrees that, other than in the ordinary course of performing his duties for the Company or any affiliate (including, without limitation, Exterran Partners, L.P.), he will not at any time, directly or indirectly, disclose or use Confidential Information except with the prior written consent of the Board. Notwithstanding the foregoing, nothing herein or otherwise shall prevent the Executive from disclosing any Confidential Information (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order the Executive to disclose or make accessible any information, subject to the Executive providing the Company with prior written notice of such disclosure unless such notice is expressly prohibited by law, (ii) to the limited extent required, with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between the Company, Exterran Partners, L.P. or any of their affiliates and the Executive, or (iii) in connection with any assistance provided by the Executive pursuant to Section 6 of this Agreement.
     (b) Non-Solicitation. Except with the written consent of the Board, the Executive agrees that he will not (i) during the Transition Period and for two (2) years after the Separation Date, in the Executive’s individual capacity or on behalf of another, hire or offer to hire any of the officers, employees or directors of the Company, or persuade or attempt to persuade in any manner any officers, employees or directors of the Company to discontinue any employment relationship with the Company, or (ii) during the Transition Period and for two (2) years after the Separation Date, solicit for a Restricted Business, or divert or attempt to divert away to a Restricted Business any customer or supplier of the Company which was a customer or supplier at the time of such solicitation or diversion or attempted solicitation or diversion. Nothing herein, however, shall prohibit the Executive from providing a personal reference for an employee in connection with any educational pursuits.

     (c) Non-Competition. During the Transition Period and for a two (2)-year period following the Separation Date, the Executive shall not, directly or indirectly:
     (i) engage in any managerial, executive, administrative, advisory, consulting, operational or sales activities in a Restricted Business (as defined below) anywhere in the Restricted Area (as defined below), including, without limitation, as a director or partner of such Restricted Business, or
     (ii) organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.
     Nothing contained in this Section 4(c) shall prohibit or otherwise restrict the Executive from continuing to serve as a member of the board of directors of Copano LLC or from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and the Executive (A) is not a controlling Person (as defined below) of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity or (ii) such entity is not a public entity and the Executive (x) is not a controlling Person of, or a member of a group that controls, such entity and (y) does not own, directly or indirectly, more than 1% of any class of equity securities of such entity. Notwithstanding the foregoing or otherwise, the Executive shall not be prevented, following the Separation Date, from providing services to, having an equity or other ownership interest in, or receiving compensation from any entity which is, or is a general partner in, or manages or participates in managing a public or private fund (including any private equity and/or hedge fund) or other investment vehicle which has an interest in or manages a Restricted Business; provided, however, that in all cases the Executive does not directly or indirectly provide any services to, nor is in any other way involved in the management or business of, the Restricted Business.
     For purposes of Section 4(b) and this Section 4(c):
“Restricted Area” shall mean any state in the United States, or any country in which the Company or its subsidiaries engages in such Restricted Business as of the Separation Date;
“Restricted Business” shall mean the business of designing, manufacturing, servicing, operating, marketing, assembling, renting or leasing of air or gas compressors or devices using comparable technologies or other business in which the Company is engaged in on the Separation Date. To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or subsidiary of such entity that is engaged in any Restricted Business; and

“Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.
     (d) Nondisparagement. The Executive, acting alone or in concert with others, agrees that from and after the Separation Date he will not publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof. The Company agrees that it will instruct its senior management and directors not to publicly criticize or disparage the Executive, or privately criticize or disparage the Executive in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Executive.
     (e) Enforcement. The Executive hereby agrees that a violation of the provisions of this Section 4 by the Executive would cause irreparable injury to the Company, for which it would have no adequate remedy at law. Any controversy or claim arising out of or relating to the provisions of this Section 4, or any alleged breach of Section 4, shall be settled by binding arbitration in accordance with Section 9. Notwithstanding the foregoing, however, the Company specifically retains the right before, during or after the pendency of any arbitration to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 4 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that the Executive hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, and the institution and maintenance of an action or judicial proceeding for, or pursuit of, such injunctive relief shall not constitute a waiver of the right of the Company to submit the dispute to arbitration. Notwithstanding anything to the contrary in this Agreement, the payments, benefits and entitlements provided to the Executive by the Company (including Exterran Partners, L.P.) shall only be subject to forfeiture or recoupment as follows: if the Executive breaches Section 4(a), (b) or (c) of this Agreement, then the Company shall have the right to cease the payments and benefits provided under Section 3(b) and Section 3(c) of this Agreement (including, but not limited to, the Restrictive Covenant Consideration) or require repayment of such payments and benefits if they have already been paid or distributed; provided, however, that first the Company shall provide the Executive with written notice of any alleged breach.
     (f) Interpretation. If any provision of this Section 4 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of this Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

     (g) Other Agreements. Except as otherwise expressly set forth in this Section 4, there are no other restrictions on the Executive’s activities following the Separation Date.
     5. Return of Property. On or immediately following the Separation Date, the Executive shall promptly return all Property (as hereinafter defined) which had been entrusted or made available to the Executive by the Company; provided that if such Property is in electronic form the Executive shall be deemed to comply with this Section 5 if he deletes such Property from his computers. The term “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by the Executive during his employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by the Executive individually or with others during his employment which relate to the Company’s business, products or services. Notwithstanding anything to the contrary, the Executive shall be entitled to retain his personal papers and information he reasonably believes are necessary for tax purposes.
     6. Post-Separation Date Assistance. Following the Separation Date, the Executive agrees that he will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which he may have relevant information, and shall make himself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to his other business and personal commitments. Such assistance shall not exceed 5 days per year and shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in complying with this Section 6 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.
     7. Assignment. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company without the Executive’ prior written consent except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets. The Executive may not assign this Agreement or any of his rights and obligations under this Agreement without the prior written consent of the Company. If the Executive should die prior to payment of the Severance Payment, such payment shall be paid to his estate; any other payment, entitlement or benefit that is due to him under this Agreement shall be paid as provided under the terms of the applicable plan, program or agreement. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Company and the Executive and their respective successors and assigns.
     8. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
     9. Arbitration. Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. All fees and expenses of the arbitration, including a transcript if requested but not including the legal costs and fees incurred by any party to such arbitration, will be borne by the parties equally. Each party shall be responsible for its own legal costs and fees.
     10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Exterran Holdings, Inc.
16666 Northchase Drive
Houston, TX 77060
Attention: General Counsel
To the Executive:
Mr. Ernie L. Danner
60 Autumn Crescent
The Woodlands, TX 77381
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) day after the day on which such notice is mailed.
     11. No Mitigation/No Offset. The Executive shall be under no duty to mitigate damages by seeking other employment and there shall be no offset or recoupment with respect to any payments or benefits provided to the Executive under this Agreement on account of any remuneration received by the Executive from any subsequent employment.
     12. Indemnification/D&O Coverage. During the Transition Period and thereafter, the Executive shall continue to be indemnified and advanced expenses in accordance with the indemnification agreement between the Executive and the Company dated as of August 20, 2007 and shall continue to be covered under any applicable directors’ and officers’ liability insurance policies, as may be in effect from time to time, on the same basis as members of the Board are so covered.
     13. Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
     14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
     16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     17. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.
     18. Venue. Except as provided in Section 9, any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
     19. Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
          All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
          Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Section 409A(a)(2)(B) of the Code shall not be paid or commence until the first business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A.
     20. Entire Agreement. Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein and supersedes any other oral or written agreements between the parties with respect to the subject matter hereof; provided, however, that the Change of Control Agreement between the Company and the Executive dated October 8, 2008 (the “Change of Control Agreement”) shall remain in full force and effect through the Separation Date, subject to the modification provided below (and if there is Qualifying Termination under such agreement, then the Change of Control Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect)). The foregoing notwithstanding, as of the Effective Date, clause (b) of the definition of a “Change of Control” in the Change of Control Agreement (regarding a change in composition of the Board) shall no longer apply and thus such a change in the composition of the Board shall not constitute a Change of Control under the Change of Control Agreement (and the parties agree and acknowledge that the Change of Control Agreement is hereby amended consistent with the foregoing). This Agreement may not be modified or altered except by a written instrument duly executed by both parties.
[Execution Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, on the dates specified below.

EXTERRAN HOLDINGS, INC.
By:
Gordon T. Hall
Chairman, Board of Directors Exterran Holdings, Inc.
Date: August 3, 2011

EXECUTIVE Ernie L. Danner Date: ________________, 2011

Attachment A
WAIVER AND RELEASE
          In exchange for the consideration offered under the Separation Agreement between me and Exterran Holdings, Inc. (the “Company”), dated effective August __, 2011 (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, including, but not limited to, Exterran Partners, LP and Exterran GP LLC, and any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (but with respect to any individual, agent or plan or fiduciary, only in connection with his or its official capacity with the Corporate Group and not in any individual capacity unrelated to the Corporate Group or to my employment or directorship with the Company Group), collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages except for those claims not released by me herein.
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have at least 21 calendar days to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective.
          In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.
          This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.
          Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans. For the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, the Company’s Employee Stock Purchase Plan and the Company’s 401(k) plan.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.
          I understand that for a period of seven calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.
          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.
          By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this ______ day of _______________, 201__

ERNIE L. DANNER

Schedule I
Outstanding Equity Awards as of August 3, 2011.

	Date of		Grant
Award Type	Grant	Total Award	Price	Vested	Unvested

Options	4/30/2004	25,000	$30.07	21,675	—
	3/9/2005	22,000	$38.15	22,000	—
	3/3/2006	25,000	$43.39	25,000	—
	10/8/2008	103,217	$23.63	68,812	34,405
	3/4/2009	74,548	$16.14	49,699	24,849
	2/28/2010	118,785	$22.75	39,595	79,190
	2/28/2010	51,645	$22.75	17,215	34,430
	3/4/2011	124,602	$22.82	—	124,602

		544,797		243,996	297,476

Restricted Stock	3/4/2009	27,881		18,588	9,293
	2/28/2010	45,495		15,165	30,330
	2/28/2010	19,780		6,594	13,186
	3/4/2011	45,355		—	45,355

		138,511		40,347	98,164

Performance Shares	2/28/2010	37,363			37,363

		37,363		—	37,363

EXLP Phantom Units	3/4/2009	8,584		5,723	2,861
	2/28/2010	10,052		3,351	6,701
	2/28/2010	4,371		1,457	2,914
	3/4/2011	8,070		—	8,070

		31,077		10,531	20,546

Schedule II
Deferred Compensation Balance as of August 1, 2011 and Payment Date

Balance:	$485,135.21 (this amount is subject to change based on investment earnings and losses incurred after 08/01/2011).

Payment:	Per the Plan terms, lump sum payment 6 months following the Executive’s termination (or, if earlier, the Executive’s death).